EXHIBIT 99.4

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Berry Petroleum Company:

We have audited the accompanying Statements of Combined Revenues and Direct Operating Expenses for the oil and gas properties purchased by Berry Petroleum Company from a consortium of private sellers for each of the two years in the period ended December 31, 2007.  These statements are the responsibility of Berry Petroleum Company's management.  Our responsibility is to express an opinion on these statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statements.  We believe that our audit provides a reasonable basis for our opinion.

The accompanying statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1 and are not intended to be a complete presentation of the natural gas fields' revenues and expenses.

In our opinion, the Statements of Combined Revenues and Direct Operating Expenses referred to above present fairly, in all material respects, the revenues and direct operating expenses described in Note 1 of the Freestone Consolidated and Southeast Darco natural gas fields for each of the two years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

PricewaterhouseCoopers LLP
Los Angeles, California
September 29, 2008

STATEMENTS OF COMBINED REVENUES AND DIRECT OPERATING EXPENSES
OF THE OIL AND GAS PROPERTIES PURCHASED BY BERRY PETROLEUM COMPANY
FROM A CONSORTIUM OF PRIVATE SELLERS,
(IN THOUSANDS)

	Year ended December 31,
	2007	2006
Revenues	$33,724	$26,960
Expenses
Operating costs – oil and gas production	2,109	1,759
Production taxes	2,609	1,867
Direct operating expenses	4,718	3,626
Excess of revenues over direct operating expenses	$29,006	$23,334

The accompanying notes are an integral part of these financial statements.

NOTES TO STATEMENTS OF COMBINED REVENUES AND
DIRECT OPERATING EXPENSES OF THE OIL AND GAS PROPERTIES
PURCHASED BY BERRY PETROLEUM COMPANY
FROM A CONSORTIUM OF PRIVATE SELLERS

(1)THE PROPERTIES

On July 16, 2008, Berry Petroleum Company (Berry) filed a Form 8-K announcing that on July 15, 2008 Berry closed its previously announced Purchase and Sale Agreements with multiple parties comprised of O’Brien Resources, LLC, O’Benco II, LP, Sepco II, LLC, Crow Horizons and Liberty Energy, LLC, referred to collectively as O’Brien or the Sellers, to acquire their interests in two East Texas natural gas fields (O’Brien properties) for approximately $622 million., with an effective date of February 1, 2008.   The transaction closed July 15, 2008 for the original purchase offer of $622 million and closing adjustments of $31 million, for a total of $653 million, subject to normal post-closing adjustments.

(2)BASIS FOR PRESENTATION

The presentation of the accompanying financial statements for the O’Brien properties is consistent with the Securities and Exchange Commission’s rules, regulations and staff interpretations on the topic, including those cited above.  The financial statements of the O’Brien properties to satisfy the requirements of Rule 3-05 of Regulation S-X are limited to audited historical statements of revenues and direct operating expenses, together with footnote disclosures of reserve quantities and the standardized measure pursuant to Statement of Financial Accounting Standards No. 69, Disclosures about Oil and Gas Producing Activities (SFAS 69).

We believe that it is sufficient to provide audited historical statements of revenues and direct operating expenses for the O’Brien properties, along with footnote disclosures of reserve quantities and the standardized measure pursuant to SFAS 69, for the following reasons:

•	A substantial majority of the value of the O’Brien properties is in working interests in oil and gas properties.

No historical GAAP-basis financial statements exist for the O’Brien properties on a stand-alone basis.   The O’Brien properties comprise only a portion of the oil and gas and other assets owned by the Sellers and were not accounted for or operated as a separate division by the Sellers.  Accordingly, full separate financial statements prepared in accordance with GAAP do not exist and are not practicable to obtain.  Additionally, due to multiple parties that comprise the Seller, it is not practical to prepare audited financial statements that would represent the combined financial results of all Sellers, and such an undertaking would result in undue cost and difficulty.

•
The portion of historical general and administrative expenses or other indirect expenses attributable to the O’Brien properties is indeterminable and is not necessarily indicative of the level of such expenses to be incurred in the future under Berry’s ownership.  Berry does not intend to hire any of the employees of the Sellers, although it may continue to use the Sellers’ contract pumpers and other vendors.

•
Historical depreciation, depletion and amortization attributable to the O’Brien properties is irrelevant to the ongoing financial reporting for such operations because the assets will be recorded at Berry’s acquisition cost and depleted accordingly over future periods using the successful-efforts method of accounting.

During the periods presented, the O’Brien properties were not accounted for or operated as a separate division by the Sellers. Certain costs, such as depreciation, depletion and amortization, interest, accretion, general and administrative expenses, and corporate income taxes were not allocated to the individual properties.  Accordingly, full separate financial statements prepared in accordance with accounting principles generally accepted in the United States of America do not exist and are not practical to obtain in these circumstances.  As a result,, the financial statements presented are not indicative of the results of operations of the acquired properties going forward.

NOTES TO STATEMENTS OF COMBINED REVENUES AND
DIRECT OPERATING EXPENSES OF THE OIL AND GAS PROPERTIES
PURCHASED BY BERRY PETROLEUM COMPANY
FROM A CONSORTIUM OF PRIVATE SELLERS

Direct Operating Expenses
Combined revenues and direct operating expenses included in the accompanying statements represent Berry's net working interest in the properties acquired.  Direct lease operating expenses are recognized on the accrual basis and consist of all costs incurred in producing, marketing and distributing gas produced by the O’Brien properties as well as production taxes.  Excluded from direct lease operating expenses are depreciation, depletion and amortization, interest, accretion, general and administrative expenses, and corporate income taxes.

Revenue Recognition
Revenue associated with sales of natural gas is recognized when title passes to the customer, net of royalties, discounts and allowances, as applicable.  Natural gas produced and used in operations are not included in revenues.  Revenue from natural gas production from properties in which O’Brien has an interest with other producers is recognized on the basis of O’Brien's net working interest (entitlement method).

(3)COMMITMENTS AND CONTINGENCIES

Pursuant to the terms of the Purchase and Sale Agreements between the Sellers and Berry, any commitments, claims, litigation or disputes pending as of the effective date (February 1, 2008) or any matters arising in connection with ownership of the O’Brien properties prior to the effective date are retained by the Sellers except for the drilling rig contracts and compressor rental agreements which approximate $50 million.  Notwithstanding this indemnification, management of O’Brien is not aware of any legal, environmental or other commitments or contingencies that would have a material effect on the statement of combined revenues and direct operating expenses.

SUPPLEMENTAL INFORMATION ABOUT OIL AND GAS PRODUCING PROPERTIES
(UNAUDITED)

The following estimates of proved oil and gas reserves, both developed and undeveloped, represent interests acquired by Berry in the transaction described above, and are located solely within the United States.  Proved reserves represent estimated quantities of crude oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.  Proved developed oil and gas reserves are the quantities expected to be recovered through existing wells with existing equipment and operating methods.  Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells for which relatively major expenditures are required for completion.

Disclosures of oil and gas reserves which follow are based on estimates as of December 31, 2006 and 2007, respectively, prepared by O’Brien's engineers and from information provided by the Sellers, in accordance with guidelines established by the Securities and Exchange Commission.  Such estimates are subject to numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures.  These estimates do not include probable or possible reserves.  The information provided does not necessarily represent Berry's estimate of expected future cash flows or value of proved oil and gas reserves.

The tables below detail O’Brien’s proved reserves at December 31, 2007 and 2006. Reserve studies with respect to the O’Brien properties were conducted as of December 31, 2007 and 2006, but not as of December 31, 2005.  Based on the age of the data and changes in well naming nomenclature, it would be impractical to recreate a reserve study as of December 31, 2005.  Therefore, the reserves for December 31, 2005 were computed using only production and new discovery quantities and valuation, without showing any amounts under the “revision of prior estimates” category.

Changes in estimated reserve quantities

The net interest in estimated quantities of proved developed and undeveloped reserves of crude oil and natural gas at December 31, 2007 and 2006, and changes in such quantities during each of the years then ended were as follows (in thousands):

	2007			2006
	Oil	Gas		Oil	Gas
	Mbbl	MMcf	MBOE	Mbbl	MMcf	MBOE
Proved developed and Undeveloped reserves:
Beginning of year	172	253,025	42,343	122	237,967	39,783
Revision of previous estimates	-	-	-	-	-	-
Improved recovery	-	-	-	-	-	-
Extensions and discoveries	227	75,386	12,791	56	20,758	3,516
Property sales	-	-	-	-	-
Production	(14)	(7,375)	(1,243)	(6)	(5,700)	(956)
Purchase of reserves in place	-	-	-	-	-	-
End of year	385	321,036	53,891	172	253,025	42,343

Proved developed reserves:
Beginning of year	87	69,176	11,616	31	50,233	8,403
End of year	163	97,758	16,456	87	69,176	11,616

The standardized measure has been prepared assuming year end sales prices adjusted for fixed and determinable contractual price changes, current costs and statutory tax rates (adjusted for tax credits and other items), and a ten percent annual discount rate. No deduction has been made for depletion, depreciation or any indirect costs such as general corporate overhead or interest expense. Cash outflows for future production and development costs include those cash flows associated with the ultimate settlement of the asset retirement obligation.

SUPPLEMENTAL INFORMATION ABOUT OIL AND GAS PRODUCING PROPERTIES
(UNAUDITED)

The following table sets forth unaudited information concerning future net cash flows for oil and gas reserves, net of income tax expense.  This information does not purport to present the fair market value of the O’Brien properties’ oil and gas assets, but does present a standardized disclosure concerning possible future net cash flows that would result under the assumptions used.

Supplemental Information About Oil & Gas Producing Activities (Unaudited) (Cont'd)

Standardized measure of discounted future net cash flows from estimated production of proved oil and gas reserves (in thousands):

	2007	2006
Future cash inflows	$2,279,457	$1,404,002
Future production costs	(286,492)	(173,572)
Future development costs	(355,964)	(355,514)

Future net cash flows	1,637,001	874,916
10% annual discount for estimated timing of cash flows	(936,799)	(473,349)
Standardized measure of discounted future net cash flows	$700,202	$401,567
Average sales prices at December 31:
Oil ($/Bbl)	$92.05	$57.25
Gas ($/Mcf)	$6.99	$5.51
BOE Price	$42.30	$33.16

Changes in standardized measure of discounted future net cash flows from proved oil and gas reserves (in thousands):

	2007	2006
Standardized measure - beginning of year	$401,567	$590,061

Sales of oil and gas produced, net of production costs	(29,421)	(22,818)
Revisions to estimates of proved reserves:
Net changes in sales prices and production costs	121,597	(277,311)
Revisions of previous quantity estimates	-	-
Improved recovery	-	-
Extensions and discoveries	238,505	55,150
Change in estimated future development costs	(88,682)	(48,545)
Purchases of reserves in place	-	-
Sales of reserves in place	-	-
Development costs incurred during the period	104,180	33,233
Accretion of discount	40,157	59,006
Income taxes	-	-
Other	(87,701)	12,791

Net increase (decrease)	298,635	(188,494)

Standardized measure - end of year	$700,202	$401,567